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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

               Student Advantage Receives Nasdaq Delisting Notice,
                       Will Appeal; Updates Recent Events

BOSTON, December 10, 2002 --- Student Advantage, Inc. (Nasdaq: STAD) today announced that it received a Nasdaq Staff Determination on December 4, 2002 indicating that the company fails to comply with the market value of publicly-held shares requirement for continued Nasdaq National Market listing set forth in Marketplace Rule 4450(a)(2), and that its securities are therefore subject to delisting from the Nasdaq National Market. The company intends to appeal the Staff's determination to the Nasdaq Listing Qualifications Panel which will stay the delisting until the appeal has been heard and the Panel has rendered its decision. There can be no assurance the Panel will grant the company's request for continued listing.

The company also received notice on November 21, 2002 from the Staff that the company did not comply with the minimum $10 million stockholders' equity test for continued inclusion in the Nasdaq National Market as required by Marketplace Rule 4450(a)(3). The company expects to address this deficiency with the Panel.

Recent Events

The company is continuing discussions with a group of existing stockholders including its president and chief executive officer regarding a possible acquisition of the company or assets of the company or the restructuring of its indebtedness. The company is also pursuing other strategic alternatives.

The company also learned that the liquidating trustee of the CollegeClub bankruptcy estate has brought suit against the company and another party regarding payments received under an agreement the company purchased in 2000. The company believes that the trustee's allegations are factually incorrect and are inconsistent with the terms of its acquisition agreement with CollegeClub.com and intends to defend the matter vigorously. If, however, the company is found to have significant liability to the liquidating trustee, its financial condition and liquidity would suffer significant harm.


About Student Advantage

Student Advantage, Inc. (Nasdaq: STAD) is a leading integrated media and commerce company focused on the higher education market. Student Advantage works with more than 1,000 colleges, universities and campus organizations, and more than 15,000


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merchant locations to develop products and services that enable students to make purchases less expensively and more conveniently on and around campus. The company's university and business relationships allow it to sell campus-specific consumer products and licensed collegiate sports memorabilia directly to parents, students and alumni. The company reaches its consumer base offline through the Student Advantage Membership and Campus Services and online through its highly-trafficked Web sites studentadvantage.com, CollegeClub.com and CollegeSports.com, the hub site for its Official College Sports Network.

This announcement may contain forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by Student Advantage. Investors are directed to consider the risks associated with the failure of the company to reach agreement with third parties for the acquisition of the business, the difficulties in maintaining listing on the Nasdaq National Market, the failure of the company to obtain the requisite stockholder approval, doing business with colleges and universities, the uncertain nature of the regulatory structure of the SA Cash offerings, the company's need to raise additional capital, the seasonality of the company's revenues, the cyclical nature of the company's business, economic and other conditions in the company's markets, the competitive environment, the failure to achieve the anticipated benefits of acquisitions and strategic partnerships for any reason, the company's progress to profitability and uncertainties and other risks discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Factors that May Affect Future Results" set forth in Student Advantage's Quarterly Report on Form 10-Q for the quarter ending September 30, 2002. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contacts:         Public Relations                   Investor Relations
                  Heidi Van Vliet                    Angela Blackman
                  617.912.2031                       617.912.2071
                  hvliet@studentadvantage.com        angela@studentadvantage.com
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